Exhibit 99.1

AVAGO TECHNOLOGIES FINANCE PTE. LTD

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA - UNAUDITED

(IN MILLIONS)

	Quarter ended			Two quarters ended
	May 2, 2010	January 31, 2010	May 3, 2009	May 2, 2010	May 3, 2009
Net income (loss)	$90	$38	$(31)	$128	$(25)
Interest expense	8	11	20	19	38
Provision for (benefit from) income taxes	9	4	(2)	13	3
Depreciation and amortization expense	40	39	39	79	80

EBITDA	147	92	26	239	96

Restructuring and other unusual charges	1	1	10	2	22
Share-based compensation	6	5	4	11	4
Loss(gain) on extinguishment of debt	—	24	—	24	(1)

Adjusted EBITDA	$154	$122	$40	$276	$121

EBITDA represents net income (loss) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior subordinated notes indenture as well as under our senior secured credit facility. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described above. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures used by other companies.